Exhibit 99

DATE: October 24, 2006

HERITAGE FINANCIAL CORPORATION OF OLYMPIA, WASHINGTON

ANNOUNCES THIRD QUARTER AND YEAR-TO-DATE 2006 EARNINGS

THIRD QUARTER HIGHLIGHTS

•	Net Income of $2,890,000 for the quarter increased 6% from the prior year quarter ended September 30, 2005

•	Loans increased $98 million, or 16%, from the prior year quarter ended September 30, 2005

•	Non-interest bearing deposits increased 6% from the prior quarter ended June 30, 2006 and 21% over last year’s third quarter

•	Net interest margin improved to 4.87% from 4.83% in the prior quarter ended June 30, 2006

HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company”) today reported net income for the third quarter ended September 30, 2006 of $2,890,000 compared with $2,723,000 for the quarter ended September 30, 2005, an increase of 6.1%. For the quarters ended September 30, 2006 and 2005, diluted earnings per share were $0.431 and $0.429, respectively.

Net income for the nine months ended September 30, 2006 was $7,989,000, or $1.218 per diluted share, compared with $7,784,000, or $1.225 per diluted share, for the same period in 2005. The effects of stock option compensation in the amount of $261,000 ($248,000 after tax) as a result of implementing SFAS 123(R) in 2006 lowered diluted earnings per share by $0.038 for the nine months ended September 30, 2006.

For the quarter ended September 30, 2006, return on average equity was 14.78% compared to 16.47% for the quarter ended September 30, 2005. The Company’s capital position remains strong at 9.26% of total assets as of September 30, 2006, up from 8.83% at September 30, 2005. Average equity for the quarter ended September 30, 2006 increased to $77.6 million from $65.6 million for the quarter ended September 30, 2005.

For the nine months ended September 30, 2006, the Company’s return on average equity was 14.70% compared to 16.19% for the nine months ended September 30, 2005.

Total assets increased $104.5 million or 14.3% to $835.4 million at September 30, 2006 from $730.9 million at September 30, 2005. Of this increase in total assets, $56.6 million was due to the Western Washington Bancorp (WWB) acquisition. Net loans (loans receivable less allowance for loan losses and excluding loans held for sale) increased $97.6 million or 15.6%, to $723.3 million at September 30, 2006 from $625.7 million at September 30, 2005. Since December 31, 2005 net loans have increased $79.8 million or 12.4%. Of this increase in net loans, $40.7 million was due to the WWB acquisition. Deposits increased $88.1 million, or 13.8%, to $728.3 million at September 30, 2006 from $640.2 million at September 30, 2005. Since December 31, 2005 deposits have increased $91.8 million or 14.4%. Of this increase in deposits, $44.3 million was due to the WWB acquisition. Borrowings increased $3.6 million, or 18.5%, to $23.1 million at September 30, 2006 from $19.5 million at September 30, 2005. Since December 31, 2005 borrowings have declined $16.8 million or 42.1%.

Mr. Vance noted, “The primary drivers to our overall performance for the third quarter were improved net interest margin over the second quarter of this year; strong improvement in non-interest income; and growth in non-interest bearing demand deposits. We are particularly pleased with the improvement in our net interest margin especially with the continuing challenge of a flat yield curve environment. The growth of our non-interest income was led primarily by service charges on deposits but we also saw strong growth in mortgage banking income. One of our important strategic initiatives is growing non-interest bearing demand deposits, and we continue to successfully execute this strategy as evidenced by the 21% year-over-year growth in this highly competitive product.” Mr. Vance added, “We believe our 3rd quarter marketing campaign specifically designed to market our checking accounts was a huge success. This marketing campaign was an offer to contribute $25.00 to a local charity in the communities in which we do business for every new checking account opened. We believe this type of marketing and local community involvement helps make the communities in which we live and work better places and at the same time personifies the type of company we continually strive to be.”

Net interest income before the provision for loan loss was $9,391,000 for the quarter ended September 30, 2006 compared to $8,555,000 for the quarter ended September 30, 2005, an increase of 9.8%. For the nine months ended September 30, 2006, net interest income before the provision for loan loss was $26,660,000 compared to $25,261,000 for the nine months ended September 30, 2005, an increase of 5.5%.

The net interest margin (net interest income divided by average earning assets) improved to 4.87% for the quarter ended September 30, 2006 compared to 4.83% for the quarter ended June 30, 2006 but was down from 5.07% for the year ago quarter ended September 30, 2005. The increase in net interest margin from the prior quarter was due partly to a 5.9% increase (23.8% annualized) in non-interest bearing deposits since June 30, 2006. Maintaining the company’s margin will continue to be a challenge with a flat yield curve and competition for loans and deposits remaining very strong.

Asset quality remains strong. Nonperforming assets at September 30, 2006 were $2,337,000, or 0.28% of total assets, an increase of $1,473,000 from $864,000, or 0.12% of total assets, at September 30, 2005, and an increase of $1,130,000 from $1,207,000, or 0.16% of total assets, at December 31, 2005. The increase was primarily due to the addition of two credits to the non-performing assets, neither of which is expected to result in a loss. The Company’s nonperforming assets to total assets ratio of 0.28% at September 30, 2006 is comparable to our peers at 3 basis points higher than the June 30, 2006 average ratio of 0.25% for West Coast publicly traded commercial banks as reported by D.A. Davidson and Company.

The loan loss provision in the third quarter of 2006 of $240,000 was up $30,000 from $210,000 in the third quarter of last year. The Company had net charge-offs in the third quarter of 2006 of $82,000 versus net charge offs of $11,000 in the third quarter of 2005. Year to date, the Company had net recoveries of $174,000. Loan loss reserves as a percent of total loans were at 1.35% at September 30, 2006 compared to 1.31% at September 30, 2005 and the same as the quarter ended June 30, 2006. Based on our assessment of the loan portfolio, the Company believes that its reserve for loan losses is at an appropriate level under current economic conditions.

Noninterest income was $2,166,000 for the quarter ended September 30, 2006 compared to $1,719,000 for the quarter ended September 30, 2005, an increase of 26.0%. For the nine months ended September 30, 2006, noninterest income was $5,854,000 compared to $4,825,000 for the same period in 2005, an increase of 21.3%. Brokered mortgage income, merchant visa and service charges on deposits all contributed to the increase. The company also sold a surplus parcel of land, adjoining one of its Pierce County branches, in the third quarter at a pre-tax gain of $55,000.

Noninterest expense was $6,980,000 for the quarter ended September 30, 2006 compared to $6,066,000 for the quarter ended September 30, 2005, an increase of $914,000, or 15.1%. For the nine months ended September 30, 2006, noninterest expense was $20,081,000 compared to $17,992,000 for the same period in 2005, an increase of 11.6%. The Company’s efficiency ratio increased to 60.40% for the quarter ended September 30, 2006 from 59.04% for the quarter ended September 30, 2005. The efficiency ratio increased to 61.76% for the nine months ended September 30, 2006 from 59.80% for the nine months ended September 30, 2005. The growth in noninterest expense and the efficiency ratio were impacted in both periods as a result of our acquisition of Western Washington Bancorp and its wholly owned subsidiary Washington State Bank, N.A. The transaction was completed and Washington State Bank was merged into Heritage Bank on June 1, 2006.

On January 25, 2006, the Company announced that the Board of Directors had authorized an eighteen-month extension to its eighth share buyback program to purchase and retire an additional five percent (5%) of the Company’s outstanding shares, or approximately 310,000 shares. At September 30, 2006, approximately 221,000 shares remain to be purchased under the eighth program. During the quarter ended September 30, 2006, our repurchase activity continued to be light with the Company purchasing only 1,176 shares, in privately negotiated transactions, at an average price of $24.50. From March 31, 1999 through September 30, 2006, Heritage has repurchased 5,936,681 shares at an average price of $12.15.

On September 21, 2006, the Company’s Board of Directors declared a dividend of 20.5 cents per share payable on October 31, 2006 to shareholders of record on October 16, 2006, an increase of 0.5 cents from the prior quarter’s dividend of 20.0 cents per share. This is the thirty-fifth consecutive quarterly dividend to be paid and the thirty-fourth consecutive quarterly increase of .5 cents.

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, south King and Mason Counties in the South Puget Sound region of Washington through its fourteen full service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company’s financial results. Additional information on these and other factors are included in the Company’s filings with the Securities and Exchange Commission.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands, except per share amounts; unaudited)

	September 30, 2006	December 31, 2005	September 30, 2005
Loans held for sale	$—	$263	$475
Loans receivable	733,224	652,034	634,011
Allowance for loan losses	(9,900)	(8,496)	(8,312)

Net loans	723,324	643,538	625,699
Investments and interest earning deposits	46,570	48,852	48,045
Goodwill and other intangible assets	13,615	6,640	6,640
Other assets	51,934	51,859	50,063

Total assets	$835,443	$751,152	$730,922

Deposits	$728,344	$636,504	$640,219
Borrowings	23,136	39,900	19,525
Other liabilities	6,560	8,628	6,646
Stockholders’ equity	77,403	66,120	64,532

Total liabilities and equity	$835,443	$751,152	$730,922

Other Data
At period end:
Nonaccrual loans	$2,112	$836	$864
Real estate owned	225	371	—

Nonperforming assets	$2,337	$1,207	$864
Allowance for loan losses to:
Loans	1.35%	1.30%	1.31%
Nonperforming loans	468.75%	1,016.27%	961.74%
Nonperforming assets to total assets	0.28%	0.16%	0.12%
Equity to assets ratio	9.26%	8.80%	8.83%
Book value per share	$11.79	$10.57	$10.34
Tangible book value per share	$9.72	$9.51	$9.28

HERITAGE FINANCIAL CORPORATION

CONDENSED INCOME STATEMENTS

(Dollar amounts in thousands, except per share and share amounts; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Interest income	$14,682	$11,581	$40,464	$33,309
Interest expense	5,291	3,026	13,804	8,048

Net interest income	9,391	8,555	26,660	25,261
Provision for loan losses	240	210	480	585
Noninterest income	2,166	1,719	5,854	4,825
Noninterest expense	6,980	6,066	20,081	17,992

Income before income taxes	4,337	3,998	11,953	11,509
Federal income tax	1,447	1,275	3,964	3,725

Net income	$2,890	$2,723	$7,989	$7,784

Earnings per share:
Basic	$0.446	$0.440	$1.261	$1.257
Diluted	$0.431	$0.429	$1.218	$1.225
Performance Ratios(1):
Net interest margin	4.87%	5.07%	4.88%	5.11%
Efficiency ratio(2)	60.40%	59.04%	61.76%	59.80%
Return on average assets	1.39%	1.50%	1.36%	1.47%
Return on average equity	14.78%	16.47%	14.70%	16.19%
Weighted Average Common Shares Outstanding:
Basic	6,483,394	6,185,075	6,336,395	6,191,990
Diluted	6,703,730	6,344,354	6,558,060	6,352,388

(1)	Ratios are calculated on an annualized basis.

(2)	Noninterest expense divided by the sum of net interest income and noninterest income representing the dollars of expense required to produce one dollar of revenue.

CONTACT:

Brian L. Vance, President and Chief Executive Officer
Edward D. Cameron, Executive Vice President and CFO
(360) 943-1500

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